Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form F-1 of noco-noco Inc. of our report dated April 3, 2023 with respect to our audit of Prime Number Acquisition I Corp.’s financial statements as of December 31, 2022 and 2021, for year ended December 31, 2022, and for the period from February 25, 2021 (inception) to December 31, 2021, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about Prime Number Acquisition I Corp.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

December 13, 2023